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                                [PGA letterhead]



FOR IMMEDIATE RELEASE                 Contact:    James C. Hunt
                                                  Senior Vice President and
                                                  Chief Financial Officer

                                                  Ken R. Bramlett, Jr.
                                                  Senior Vice President and
                                                  General Counsel

                        PERSONNEL GROUP OF AMERICA, INC.
                        ACQUIRES SLOAN STAFFING SERVICES


CHARLOTTE, NC (May 8, 1998) - Personnel Group of America, Inc. (NYSE:PGA), a leading information technology services and commercial staffing company, today announced that it has acquired Sloan Staffing Services, one of the oldest and largest independent commercial staffing companies in New York City, providing high-end clerical and accounting staffing services throughout the New York metropolitan area.

         "The acquisition of Sloan and our partnership with Bob Marcus, Arlene Covney and Lynn Malen, who will continue to run the company for PGA following the acquisition, provides PGA a significant opportunity to expand our service offerings in New York City," said Edward P. Drudge, Jr., PGA's chairman and chief executive officer. "Sloan, founded in 1962, is a market leader in clerical staffing in that marketplace and is precisely the type of company that we want in the PGA network. With our existing operations in New York City--Word Processing Professionals, Rosemary Scott Temporaries and Temp Connection in commercial staffing and Vital Computer Services in information technology services--Sloan positions PGA to become one of the premier providers of staffing services in one of the most visible markets in the United States. This acquisition will provide PGA with opportunities to cross-sell services to all of these companies' existing clients and expand the services we currently offer to our clients in this marketplace. Just as we have in the past, we will preserve the Sloan Staffing Services' brand name and continue to build on the excellent reputation for quality service that Sloan has developed in New York City."



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PGA Announces the Acquisition of
     Sloan Staffing Services
Page 2
May 8, 1998

         Personnel Group of America, Inc. is a diversified staffing services company providing a full range of information technology and commercial staffing services. With this acquisition, the Company now operates through 138 offices in 25 states and the District of Columbia. PGA's Information Technology Division is comprised of 14 companies, and its Commercial Staffing Division is comprised of 25 companies. Each of PGA's companies operates in a decentralized manner and typically retains its local brand name.

         Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on PGA's operating results, performance or financial condition are fluctuations in the economy, the degree and nature of competition and the demand for PGA's services, changes in laws and regulations affecting PGA's business, PGA's inability at any time to complete acquisitions and integrate the operations of acquired businesses, to recruit and place temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures and wage inflation, and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.



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